EXHIBIT 23.1

CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 of our report dated January 15, 2004 relating to the consolidated financial statements of Versata, Inc., as of and for the year ended December 31, 2003, which appear in Versata, Inc.’s Annual Report on Form 10-K for the year ended October 31, 2003.

Grant Thornton LLP

San Jose, CA

March 8, 2004